Exhibit 99.1

PRESS RELEASE	II-VI Incorporated 375 Saxonburg Boulevard Saxonburg, PA 16056

II-VI Incorporated Announces Board Chair Succession

PITTSBURGH, August 16, 2021 (GLOBE NEWSWIRE) – II-VI Incorporated (Nasdaq: IIVI) (“II-VI” or the “Company”), a leader in engineered materials and optoelectronic components, today announced that Francis J. Kramer, II-VI’s current Board chair and former CEO, will transition to Chair Emeritus while continuing as a director, effective immediately following the annual meeting of II-VI shareholders in November, 2021, and that Dr. Vincent D. Mattera, Jr., II-VI’s current Chief Executive Officer and a director, will become Chair of II-VI’s board of directors at that time.

“II-VI has a legacy of stable and consistent leadership, and I am pleased that the Board has selected Chuck to succeed me as Chair,” Kramer said. “Chuck has an extensive history and knowledge of the Company and its changing markets, and he is the right person to lead the Company through these significant evolutions, especially during the upcoming integration with Coherent, Inc.”

Mr. Kramer served as II-VI’s President from 1985 to 2007, as President and CEO from 2007 to 2014, and as CEO and Board Chair from 2014 to 2016, and he continued as Board Chair when Dr. Mattera became CEO in 2016. Dr. Mattera becomes the third Chair in the 50-year history of II-VI, having been a member of the II-VI Board from 2000 to 2002, and then joining II-VI as Vice President in 2004 and serving in various management roles, ultimately becoming Chief Executive Officer in 2016.

“I’m honored that the Board has asked me to lead the Company during these exciting times and through these next stages in the Company’s growth,” Dr. Mattera said. “I also especially appreciate the years of service Fran has provided and the strong foundation that he set into place”.

Rear Admiral Marc Y.E. Pelaez (retired) will continue to serve as Lead Independent Director on the II-VI Board, a position he has held since 2014.

About II-VI Incorporated

II-VI Incorporated, a global leader in engineered materials and optoelectronic components, is a vertically integrated manufacturing company that develops innovative products for diversified applications in communications, materials processing, aerospace & defense, semiconductor capital equipment, life sciences, consumer electronics, and automotive markets. Headquartered in Saxonburg, Pennsylvania, U.S.A., the Company has research and development, manufacturing, sales, service, and distribution facilities worldwide. The Company produces a wide variety of application-specific photonic and electronic materials and components, and deploys them in various forms, including integrated with advanced software to support our customers. For more information, please visit us at www.ii-vi.com.

T. 724.352.4455 | ii-vi.com	1

PRESS RELEASE	II-VI Incorporated 375 Saxonburg Boulevard Saxonburg, PA 16056

Contact:

Mary Jane Raymond

Chief Financial Officer

investor.relations@ii-vi.com

www.ii-vi.com/contact-us

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T. 724.352.4455 | ii-vi.com	2